CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

American Laser Healthcare Corporation

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 1 to  Form S-1

of our report dated January 14, 2014, relating to our audit of the balance sheet of American Laser

Healthcare Corporation as of September 30, 2013, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended.  Our report dated January 14, 2014, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the

Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

March 28, 2014

4400 MacArthur Blvd. Suite 970 Newport Beach, CA 92660 Tel. 949.769.8905 Fax: 949.623.9885 info@ancsecservices.com